Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated June 4, 2026 relating to the Common Stock, par value $0.001 per share, of BioLife Solutions, Inc. shall be filed on behalf of the undersigned.

CASDIN CAPITAL, LLC By: /s/ Eli Casdin
Name: Eli Casdin
Title: Managing Member

CASDIN PARTNERS MASTER FUND, L.P. By: /s/ Eli Casdin
Name: Eli Casdin
Title: Managing Member of its General Partner

CASDIN PARTNERS GP, LLC By: /s/ Eli Casdin
Name: Eli Casdin
Title: Managing Member

ELI CASDIN By: /s/ Eli Casdin